Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

Genius Group Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

			Fee		Proposed
			Calculation		Maximum	Maximum
			or Carry		Offering	Aggregate		Amount of
	Security	Security	Forward	Amount	Price Per	Offering		Registration
	Type	Class Title (1)	Rule	Registered	Unit	Price	Fee Rate	Fee
Securities to Be Registered
Fees to Be Paid	Equity	Ordinary Shares	Rules 456(b) and 457(r) (2)	(3)	(3)	(3)
	Equity	Preferred Stock,	Rules 456(b) and 457(r) (2)	(3)	(3)	(3)
	Debt	Debt Securities	Rules 456(b) and 457(r) (2)	(3)	(3)	(3)
	Other	Warrants	Rules 456(b) and 457(r) (2)	(3)	(3)	(3)
	Other	Subscription Rights	Rules 456(b) and 457(r) (2)	(3)	(3)	(3)
	Other	Units	Rules 456(b) and 457(r) (2)	(3)	(3)	(3)
Equity		Ordinary Shares	Rules 456(b) and 457(o) (2)	$250,000,000	N/A	$250,000,000	0.0001476	$36,900
			Total Offering Amounts			$250,000,000		$36,900
			Total Fees Previously Paid					—
			Total Fee Offsets					—
			Net Fee Due					$36,900

(1)	Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2)	The Registrant is relying on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, to defer payment of all of the registration fee. In connection with the securities offered hereby, the Registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b). The Registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.
(3)	An unspecified number of the securities of each identified class of securities is being registered for possible issuance from time to time at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units.